                                                               EXHIBIT 99(a)(4)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE, NOR A SOLICITATION OF AN OFFER TO SELL THE SECURITIES. THE OFFER IS MADE ONLY BY THE OFFER TO PURCHASE AND THE RELATED AGREEMENT OF SALE AND IS NOT BEING MADE (NOR WILL TENDERS BE ACCEPTED FROM) HOLDERS OF SHARES IN ANY JURISDICTION WHICH THE OFFER OR THE ACCEPTANCE THEREOF WILL NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION; IN THOSE JURISDICTIONS WHERE SECURITIES LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER ONLY BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                         NOTICE OF OFFER TO PURCHASE FOR CASH
          UP TO 500,000 SHARES OF COMMON STOCK $.01 PAR VALUE ("SHARES") of
                              ILM II SENIOR LiVING, INC.
         A VIRGINIA CORPORATION ("ILM-II") AT A PRICE OF $7.00 PER SHARE, BY:
                                REDWOOD INVESTORS, LLC
                                  (THE "PURCHASER")

The Purchaser is offering to purchase for cash up to 500,000 Shares held by the Shareholders of ILM-II (the "Shareholders") at $7.00 per Share upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase and in the related Agreement of Sale (which together constitute the "Offer" and the "Tender Offer Documents").

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, PACIFIC TIME, ON JULY 15, 1998 UNLESS THE OFFER IS EXTENDED.

     Funding for the purchase of the Shares will be provided through capital contributions to the Purchaser by its members.

     The Offer will expire at 12:00 midnight, Pacific time on July 15, 1998 and unless and until Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open (such date and time, as extended the "Expiration Date").

     If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The minimum period during which an offer must remain open following any material change in the terms of the Offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances including the materiality of the change with respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought. A minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to Shareholders. Accordingly, if prior to the Expiration Date, Purchaser increases (other than increases of not more than two percent of the outstanding Shares) or decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Shareholders, the Offer will be extended at least until the expiration of such ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

     In all cases payment for the Shares purchased pursuant to the Offer will be made only after timely receipt of the Agreements of Sale (or facsimiles thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by such Agreements of Sale.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shareholders who tender their Shares in response to the Offer will have the right to withdraw their tendered Shares at any time prior to the Expiration Date by sending a written or facsimile transmission notice of withdrawal to Purchaser specifying the name of the person who tendered the Shares to be withdrawn. In addition, in the event the Offer is extended beyond the Expiration Date and beyond August 3, 1998, the Shares tendered may be withdrawn at any time.

     If tendering Shareholders tender more than the number of Shares that Purchaser seeks to purchase pursuant to the Offer, Purchaser will take into account the number of Shares so tendered and take up and pay for as nearly as may be pro rata, disregarding fractions, and in accordance with ILM-II's Articles of Incorporation and Bylaws, according to the number of Shares tendered by each tendering Shareholder during the period during which the Offer remains open.

     The terms of the Offer are more fully set forth in the formal Tender Offer Documents which are available from Purchaser. The Offer contains terms and conditions and the information required by Rule 14d-6(c)(l)(vii) under the Exchange Act which are incorporated herein by reference.

     THE TENDER OFFER DOCUMENTS CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     The Tender Offer Documents may be obtained by written request to Purchaser or as set forth below.

     A request has been made to ILM-II pursuant to Rule 14d-5 under the Exchange Act for the use of its list of Shareholders for the purpose of disseminating the Offer to Shareholders. Upon compliance by ILM-II with such request, the Tender Offer Documents and, if required, other relevant materials will be mailed to record holders of Shares or persons who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

FOR COPIES OF THE TENDER OFFER DOCUMENTS CALL PURCHASER'S TOLL FREE AT 1-800-891-4105 OR MAKE A WRITTEN REQUEST ADDRESSED TO REDWOOD INVESTORS, LLC, 1650 HOTEL CIRCLE NORTH, SUITE 200, SAN DIEGO, CALIFORNIA 92108.

                               June 4, 1998